SUPPLEMENT NO. 1 TO INDENTURE

            This Supplement No. 1 to Indenture (this “Supplement”) is entered into as of January 31, 2018 by and between Platinum Group Metals Ltd., a British Columbia corporation (the “Company”) and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS

            WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of June 30, 2017 (the “Indenture”), with respect to the Company’s 6 7/8% Convertible Senior Subordinated Notes due 2022 (the “Securities”); and WHEREAS, pursuant to Section 10.02 of the Indenture, the Holders of 100% in aggregate principal amount of the Securities (the “Consenting Holders”) have consented to and authorized the Company and the Trustee to enter into this Supplement.

            WHEREAS, the Consenting Holders have waived the requirements of Section 2.17(H) with respect to this Supplement.

            WHEREAS, the Company has delivered to the Trustee, pursuant to Sections 12.02 and 12.03 of the Indenture, an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to the execution of this Supplement have been complied with and attaching evidence of the consent and authorization of the Holders.

            WHEREAS, all acts and requirements necessary to make this Supplement a valid and binding obligation of the Company have been completed, subject to certain terms, conditions and limitations as provided herein.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1.        Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Indenture.

            2.        The Indenture is hereby supplemented and amended as follows:

(a)	The following paragraph is added at the end of Section 4.03 of the Indenture:

“(J) So long as the Company timely pays Additional Interest pursuant to Section 4.03(D) upon and during the continuation of a Restricted Transfer Default, no Default or Event of Default due to the failure to comply with Section 4.12 shall be deemed to have occurred or be continuing. Such Additional Interest is payable on each interest payment date as set forth in Section 4.03(D) .”

(b)	The following paragraph is added at the end of the definition of “Fundamental Change” in Section 1.01 of the Indenture:

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“Notwithstanding anything herein to the contrary, a Fundamental Change shall not include (i) the sale of the equity or assets of, or loans to, Maseve Investments 11 Proprietary Limited, (ii) the sale to Impala Platinum Holdings Limited (“Impala”) by Platinum Group Metals (RSA) Proprietary Limited (“PTM RSA”) of an 8.6% interest in Waterberg JV Resources Proprietary Limited (the “JV Company”), (iii) Impala exercising its call option (the “Call Option”) to increase its interest in JV Company and obtain other rights as contemplated by the Call Option Agreement among the Company, PTM RSA, Tiger Gate Platinum Propriety Limited, Japan Oil, Gas and Metals National Corporation, Mnombo Wethu Consultants (Pty) Ltd., Impala and JV Company (collectively, the “Waterberg JV Parties”) and the Shareholders Agreement among the Waterberg JV Parties; or (iv) any combination of the foregoing.”

(c)	The following sentence is added at the end of Section 4.11 of the Indenture:

“The proceeds from the exercise by Impala (as defined in the definition of Fundamental Change) of the Call Option (as defined in the definition of Fundamental Change) shall not be subject to this Section 4.11.”

            3.        Each Security shall be amended and restated in order to reference this Supplement therein, which amended and restated Security shall be substantially in the form attached as Exhibit A hereto.

            4.        This Supplement is executed as and shall constitute an indenture supplemental to the Indenture, and said Indenture and this Supplement shall henceforth be read together.

            5.        The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile or other electronic methods (including, a portable data format (PDF) email attachment) shall be effective as delivery of a manually executed counterpart thereof.

            6.        In case any provision in this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

            7.        Upon the execution of this Supplement by the Company and the Trustee, this Supplement shall become effective and shall bind each Consenting Holder and each subsequent Holder of a Security that evidences the same debt as such Consenting Holder’s Security.

            8.        The laws of the State of New York, without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law of the State of New York, shall govern this Supplement.

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            IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the date first above written.

PLATINUM GROUP METALS LTD.

By:	/s/ Frank Hallam
Name: Frank Hallam
Title: Chief Financial Officer

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THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President

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EXHIBIT A

FORM OF AMENDED AND RESTATED SECURITIES

[Face of Security]

PLATINUM GROUP METALS LTD.

              Certificate No. _______

[INSERT PRIVATE PLACEMENT LEGEND, CANADIAN LEGEND AND
GLOBAL SECURITY LEGEND AS REQUIRED]

6 7/8% Convertible Senior Subordinated Notes due 2022

CUSIP No. ____________

            Platinum Group Metals Ltd., a British Columbia corporation (the “Company”), for value received, hereby promises to pay to [ ], or its registered assigns, [the principal sum of _____________________ dollars ($__________)] [such amount as indicated on the Schedule of Increases and Decreases in the Global Security attached hereto] on July 1, 2022, and to pay interest thereon, as provided on the reverse hereof, until the principal and any unpaid and accrued interest are paid or duly provided for.

            Interest Rate: 6 7/8% per annum.

            Interest Payment Dates: January 1 and July 1, with the first payment to be made on January 1, 2018.

            Regular Record Dates: December 15 and June 15.

            The provisions on the back of this certificate are incorporated as if set forth on the face hereof.

            IN WITNESS WHEREOF, Platinum Group Metals Ltd. has caused this instrument to be duly signed.

PLATINUM GROUP METALS LTD.

By:
Name:
Title:

Dated: ______________________________

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By: _______________________________________________________
Authorized Signatory

Dated: _____________________________________________________

[REVERSE OF SECURITY]

PLATINUM GROUP METALS LTD.

6 7/8% Convertible Senior Subordinated Notes due 2022

            1.        Interest. Platinum Group Metals Ltd., a British Columbia corporation (the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest, payable semi-annually in arrears, on January 1 and July 1 of each year, with the first payment to be made on January 1, 2018. Interest will be paid in cash or at the Company’s election, in Common Shares or in a combination of cash and Common Shares. Interest on the Securities will accrue on the principal amount from, and including, the most recent date to which interest has been paid or provided for or, if no interest has been paid, from, and including, June 30, 2017, in each case to, but excluding, the next interest payment date or Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For purposes only of providing the disclosure required by the Interest Act (Canada), the yearly rate of interest for purposes of that Act that is equivalent to the rate payable under the Securities is the rate payable under the Securities multiplied by the actual number of days in the year divided by 360. The term “interest” includes (i) any Additional Interest payable pursuant to Section Error! Reference source not found. and Section Error! Reference source not found. of the Indenture, and (ii) any Additional Amounts payable pursuant to Section Error! Reference source not found. of the Indenture.

                       If the Company pays Interest in whole or in part in Common Shares, then the number of Common Shares a Holder will receive will be that number of Common Shares equal to the quotient of (i) the amount of the interest to be paid to such holder in Common Shares, divided by (ii) the product of (a) the simple average of the Daily VWAP of the Common Shares for the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the payment date multiplied by (b) 92.5% . The Company will inform Holders through the Trustee on the relevant payment date of the number of Common Shares and amount of cash, if any, payable. The Company will not issue fractional shares and instead will pay cash in lieu of fractional Common Shares if permitted under this Indenture or, at its election, round up the number of Common Shares deliverable to the next higher whole number of Common Shares

            2.        Maturity. The Securities will mature on July 1, 2022.

            3.        Method of Payment. Except as provided in the Indenture (as defined below), the Company will pay interest on the Securities to the persons who are Holders of record of Securities at the close of business on the record date (whether or not a Business Day) set forth on the face of this Security next preceding the applicable interest payment date. Holders must surrender Securities to a Paying Agent to collect the principal amount, applicable Redemption Price or Fundamental Change Purchase Price of the Securities, plus, if applicable, accrued and unpaid interest, if any, payable as herein provided upon Redemption or purchase pursuant to a Fundamental Change Purchase Offer, as the case may be. The Company will pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Securities, which amounts shall be paid (A) in the case this Security is in global form, by wire transfer of immediately available funds to the account designated by the Depository for the Securities or its nominee; (B) in the case of a Security that is held, other than in global form, by a Holder of more than five million dollars ($5,000,000) in aggregate principal amount of Securities, by wire transfer of immediately available funds to the account specified by such Holder or, if such Holder does not specify an account, by mailing a check to the address of such Holder set forth in the register of the Registrar; and (C) in the case of a Security that is held, other than in global form, by a Holder of five million dollars ($5,000,000) or less in aggregate principal amount of Securities, by mailing a check to the address of such Holder set forth in the register of the Registrar; provided, that any such payment will be made by wire transfer of immediately available funds to the extent required by applicable law.

            4.        Paying Agent, Registrar, Transfer Agent, Conversion Agent. Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent, Registrar, Transfer Agent and Conversion Agent. The Company may change any Paying Agent, Registrar, Transfer Agent or Conversion Agent without notice.

            5.        Indenture. The Company issued the Securities under an Indenture dated as of June 30, 2017, as amended and supplemented by Supplement No. 1 to Indenture dated January 31, 2018 (as so amended and supplemented, the “Indenture”) between the Company and the Trustee. The terms of the Securities include those stated in the Indenture. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Securities are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Securities are general unsecured senior subordinated obligations of the Company. Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture.

            6.        Optional Redemption; Tax Redemption.

                       On or after July 1, 2018 and before July 1, 2019, the Company shall have the right to redeem all or part of the Securities at a price of 110.3125% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date; (ii) on or after July 1, 2019 and before July 1, 2020, the Company shall have the right to redeem all or part of the outstanding Securities at a price of 105.15625% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date; or (iii) on or after July 1, 2020, until the Maturity Date, the Company shall have the right to redeem all or part of the outstanding Securities at a price of 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (each of (i), (ii) and (iii), a “Redemption Price”).

                       The Company shall have the right, at the Company’s option, to redeem the Securities, in whole but not in part, at a redemption price (a “Redemption Price”) payable in cash equal to the sum of (1) 100% of the principal amount of the Securities to be redeemed plus (2) accrued and unpaid interest, if any, to, but excluding, the Redemption Date if the Company has become or would become obligated to pay to the Holders Additional Amounts (which are more than a de minimis amount) as a result of any amendment or change occurring from June 27, 2017 onwards in the laws or any regulations of Canada or any Canadian political subdivision or taxing authority, or any change occurring from June 27, 2017 onwards in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination); provided the Company cannot avoid these obligations by taking reasonable measures available to it and that it delivers to the Trustee an Opinion of Counsel from Canadian legal counsel specializing in taxation and an Officer’s Certificate attesting to such change and obligation to pay Additional Amounts. Upon receiving such notice of redemption, each Holder who does not wish to have the Company redeem its Securities pursuant to Section Error! Reference source not found. of the Indenture can elect to (i) convert its Securities pursuant to Article Error! Reference source not found. of the Indenture or (ii) not have its Securities redeemed, provided that no Additional Amounts will be payable on any payment of interest or principal with respect to the Securities after such Redemption Date. All future payments will be subject to the deduction or withholding of any Canadian Taxes required to be deducted or withheld. Where no such election is made, the Holder will have its Securities redeemed without any further action. If a Holder does not elect to convert its Securities pursuant to Article Error! Reference source not found. of the Indenture but wishes to elect to not have its Securities redeemed, such Holder must deliver to the Company (if the Company is acting as its own Trustee), or to a Trustee designated by the Company for such purpose in the notice of redemption, a Notice of Election upon Tax Redemption form (the “Notice of Election”) on the back of this Security, or any other form of written notice substantially similar to the Notice of Election, in each case, duly completed and signed, so as to be received by the Trustee no later than the close of business on a Business Day at least five Business Days prior to the Redemption Date.

            7.        Notice of Redemption. The Company shall give a notice of Redemption at least thirty (30) days but not more than sixty (60) days before the Redemption Date (which must be a Business Day) to the Trustee, the Paying Agent and each Holder of the Securities. The Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in integral multiples of $1,000 principal amount.

            8.        Offer to Purchase Upon a Fundamental Change. Subject to the terms and conditions of the Indenture, in the event of a Fundamental Change, the Company shall offer to purchase for cash all outstanding Securities (or portions thereof that are integral multiples of $1,000 in principal amount) on a date selected by the Company (the “Fundamental Change Purchase Date”), which date is no later than thirty five (35) calendar days, nor earlier than twenty (20) calendar days, after the date the Fundamental Change Notice is provided in accordance with the Indenture, at a price payable in cash equal to one hundred percent (100%) of the principal amount of such Security, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date; provided, however, that if such Fundamental Change Purchase Date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the accrued and unpaid interest, if any, to, but excluding, such interest payment date will be paid on such interest payment date to the Holder of record of such Securities at the close of business on such record date, and the Holder surrendering such Securities for purchase will not be entitled to any such accrued and unpaid interest unless such Holder was also the Holder of record of such Securities at the close of business on such record date.

            9.        Conversion. Subject to the provisions of Article Error! Reference source not found. and Article Error! Reference source not found. of the Indenture, the Securities shall be convertible, in integral multiples of $1,000 principal amount, into cash, Common Shares, or a combination of cash and Common Shares, at the Company’s election, at any time until the close of business on the third Business Day immediately preceding July 1, 2022. A Holder may convert a portion of a Security if the portion is $1,000 principal amount or an integral multiple of $1,000 principal amount.

                       To convert a Security, a Holder must on any date (a “Conversion Date”): (1) transmit by facsimile or email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto (the “Conversion Notice”), to the Company, (2) if the Security is a Physical Security, surrendering this Security to a reputable common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Security in the case of its loss, theft or destruction), (3) furnish appropriate endorsements and transfer documents if required by the Company, (4) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture and (5) pay any tax or duty if required pursuant to the Indenture. On or before the close of business on the Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or email a notice addressed to the Holder and the Company’s transfer agent (the “Transfer Agent”) with a copy to the Conversion Agent confirming receipt of such Conversion Notice. If this Security is physically surrendered for conversion and the outstanding principal balance of this Security is greater than the amount being converted, then the Company shall, as soon as practicable after, and no later than three (3) Trading Days following, receipt of this Security, in each case at its own expense, issue, and the Trustee shall authenticate and deliver to the Holder, a new Physical Security representing the outstanding principal balance of the Security not converted. For the avoidance of doubt, any accrued and unpaid interest on the outstanding principal balance of the Security not converted shall remain outstanding and payable at the next Interest Payment Date. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Security shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

                       The right of conversion attaching to any Security may be exercised (i) if such Security is represented by a Global Security, by book-entry transfer to the Conversion Agent through the facilities of the Depository in accordance with the Depository’s applicable procedures, or (ii) if the Security is represented by a Physical Security, by physical delivery of the Physical Security to the Company in accordance with the terms of this Security and the Indenture. Upon such exercise the Company shall, subject to the terms of the Indenture and this Security, (1) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled, in each case by no later than the date specified in Section 9(B)(v) of this Security (whether through book-entry transfer or physical delivery).

                          (A)        If a Security is tendered for conversion in accordance with Article Error! Reference source not found. of the Indenture, then upon conversion, the Company will (i) pay or deliver, as the case may be, either cash (“cash settlement”), Common Shares (“physical settlement”) or a combination of cash and Common Shares (“combination settlement”), at its election and as described below (each such settlement method, a “settlement method”) and (ii) pay or deliver any Conversion Make-Whole Payment payable as described in Article Error! Reference source not found. of the Indenture. Except for any conversion for which the relevant Conversion Date is on or after the 13th Trading Day prior to July 1, 2022, the Company will use the same settlement method for all conversions with the same Conversion Date, but the Company will not have any obligation to use the same settlement method with respect to conversions with different Conversion Dates. If the Company elects a settlement method, the Company will inform Holders so converting through the Conversion Agent of the settlement method it has selected no later than the close of business on the trading day immediately following the related Conversion Date (or in the case of any conversions for which the relevant Conversion Date occurs on or after July 1, 2022, no later than July 1, 2022). If the Company does not timely elect a settlement method, the Company will be deemed to have elected physical settlement in respect of its conversion obligation, as described below. If the Company elects combination settlement, but it does not timely notify converting Holders of the specified dollar amount per $1,000 principal amount of Securities, such specified dollar amount will be deemed to be $1,000. Settlement amounts will be computed as follows:

                          (i)        if the Company elects (or is deemed to have elected) physical settlement, the Company will deliver, through the Conversion Agent, to each converting Holder a number of Common Shares equal to (1) (A) the aggregate principal amount of Securities to be converted, divided by (B) $1,000 multiplied by (2) the Conversion Rate in effect on the relevant Conversion Date (provided that the Company shall deliver cash in lieu of fractional shares as described in clause (ii) below;

                          (ii)        if the Company elects cash settlement, it will pay to the converting Holder in respect of each $1,000 principal amount of Securities being converted cash in an amount equal to the sum of the daily conversion values for each of the ten (10) consecutive Trading Days during the related observation period; and

                          (iii)      if the Company elects combination settlement, it will pay or deliver, as the case may be, to the converting Holder in respect of each $1,000 principal amount of Securities being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the ten (10) consecutive Trading Days during the related observation period.

                          (B)

                          (i)        The “daily settlement amount,” for each of the ten (10) consecutive Trading Days during the observation period, shall consist of:

                                        (a)        cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of Securities to be received upon conversion as specified in the notice specifying the Company’s chosen settlement method (the “specified dollar amount”), if any, divided by ten (10) (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

                                        (b)        if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the Daily VWAP of Common Shares for such Trading Day.

                          (ii)        The “daily conversion value” means, for each of the ten (10) consecutive Trading Days during the observation period, 10.0% of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP of the Common Shares for such Trading day.

                          (iii)        The “observation period” with respect to any Security surrendered for conversion means:

                                        (a)        if the relevant Conversion Date occurs prior to the 13th Trading Day prior to July 1, 2022, the ten (10) consecutive trading day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; and

                                        (b)        if the relevant Conversion Date occurs on or after to the 13th Trading Day prior to July 1, 2022, the ten (10) consecutive Trading Days beginning on, and including, the 12th scheduled trading day immediately preceding the Maturity Date.

                          (iv)        The “scheduled trading day” means a day that is scheduled to be a Trading Day on the NYSE MKT, or if the Common Shares are not then listed on the NYSE MKT, on the principal U.S. national or other securities exchange or market (including any non-U.S. securities exchange or market) on which the Common Shares are listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “scheduled trading day” means a Business Day.

                          (v)        Except as described elsewhere under Article Error! Reference source not found. of the Indenture the Company will deliver the consideration due in respect of conversion on or before the third Trading Day immediately following the relevant Conversion Date, if the Company elects physical settlement, or on or before the third Trading Day immediately following the last Trading Day of the relevant observation period, in the case of any other settlement method.

                                 (vi)        The Company will not issue a fractional Common Share upon conversion of a Security. Instead, the Company shall pay cash in lieu of fractional shares based on the Daily VWAP of Common Shares on the relevant Conversion Date or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day (in the case of physical settlement) or based on the Daily VWAP of Common Shares for the last Trading Day of the relevant observation period (in the case of combination settlement).

                        The initial Conversion Rate is 1,001.1112 shares per $1,000 principal amount of Securities subject to adjustment in the event of certain circumstances as specified in the Indenture. On conversion, the Holder of a Security will be entitled to receive, together with any other consideration payable upon conversion, accrued and unpaid interest on such converted Security through, but excluding, the Conversion Date. However, if any Holder surrenders a Security for conversion after the close of business on the record date for the payment of an installment of interest and prior to the related interest payment date, then, notwithstanding such conversion, such Holder will not receive any payment for interest on such Conversion Date and instead the interest payable with respect to such Security on such interest payment date shall be paid on such interest payment date to the Holder of record of such Security at the close of business on such record date; provided, however, that such Security, when surrendered for conversion, must be accompanied by payment to the Conversion Agent on behalf of the Company of an amount equal to the interest payable on such converted Security from and including such Conversion Date to but excluding such interest payment date unless either (i) a Conversion Make-Whole Payment is payable upon such conversion; or (ii) such Security is surrendered for conversion after the close of business on the record date immediately preceding the Maturity Date; provided further, however, that, if the Company shall have, prior to the Conversion Date with respect to a Security, defaulted in a payment of interest on such Security, then in no event shall the Holder of such Security who surrenders such Security for conversion be required to pay such defaulted interest or the interest that shall have accrued on such defaulted interest pursuant to Section Error! Reference source not found. of the Indenture or otherwise (it being understood that nothing in paragraph shall affect the Company’s obligations under Section Error! Reference source not found. of the Indenture).

                        The Conversion Rate applicable to each Security that is surrendered for conversion, in accordance with the Securities and Article Error! Reference source not found. of the Indenture, at any time during the Make-Whole Conversion Period with respect to a Make-Whole Fundamental Change shall be increased to an amount equal to the Conversion Rate that would, but for Section Error! Reference source not found. of the Indenture, otherwise apply to such Security pursuant to Article Error! Reference source not found. of the Indenture, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Conversion Rate shall not apply if such Make-Whole Fundamental Change is announced by the Company but shall not be consummated.

                        Each Security that is scheduled for conversion in accordance with this Section and Article Error! Reference source not found. of the Indenture prior to January 1, 2021, will be entitled to the Conversion Make-Whole Payment, subject to the provisions of Section Error! Reference source not found. of the Indenture.

            10.      Denominations, Transfer, Exchange. The Securities are in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or similar governmental charge that may be imposed in connection with certain transfers or exchanges. The Company or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Security for which a Purchase Notice has been delivered, and not withdrawn, in accordance with the Indenture, except the unpurchased portion of Securities being purchased in part. The Company or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Security (i) during a period beginning at the opening of business twenty (20) days before the giving of a notice of redemption of the Securities selected for Redemption under Section Error! Reference source not found. of the Indenture and ending at the close of business on the day of such notice or (ii) for a period of twenty (20) days before selecting, pursuant to Section Error! Reference source not found. of the Indenture, the Securities to be redeemed or (iii) that has been selected for Redemption or for which a Purchase Notice has been delivered, and not withdrawn, in accordance with the Indenture, except the unredeemed or unpurchased portion of the Securities being redeemed or purchased in part.

            11.      Persons Deemed Owners. The registered Holder of a Security may be treated as the owner of such Security for all purposes.

            12.      Merger or Consolidation. The Company shall not consolidate with, or merge with or into, exchange all of its common equity or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s property or assets to, another person or persons (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless (i) the resulting, surviving or transferee person (if not the Company) (the “Successor”) is an entity organized and existing under the laws of the United States, any State thereof or the District of Columbia or the laws of Canada or any province or territory of Canada; (ii) if such person is organized and existing under the laws of Canada or any province or territory of Canada, the transaction will not result in the successor company being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities and the Company has obtained an Opinion of Counsel from tax counsel experienced in such matters to that effect (iii) the Successor assumes by supplemental indenture all the obligations of the Company under the Securities and the Indenture; and (iv) immediately after giving effect to the transaction, no Default or Event of Default shall exist; provided, however, that the Successor may be a non-U.S. and non-Canadian entity, provided (A) clauses (iii) and (iv) above are satisfied; (B) such entity has common shares or American Depositary Receipts representing such entity’s common shares (or securities equivalent thereto) listed on a U.S. national securities exchange or the TSX (or a successor thereto); (C) as a result of such consolidation or merger, the Securities become convertible solely into such common shares (or securities equivalent thereto) or American Depositary Receipts (excluding cash payments for fractional shares); (D) such common shares (or securities equivalent thereto) or American Depositary Receipts of such entity have an average daily trading volume of at least five million dollars ($5,000,000) during the six (6) months immediately preceding the announcement of such consolidation or merger; (E) such entity has consented to service of process in the United States; (F) immediately prior to the announcement of such consolidation or merger, the Company’s market capitalization combined with such entity’s market capitalization was at least one billion dollars ($1,000,000,000) in the aggregate; (G) there will be no material adverse tax consequences to record holders or beneficial owners of the Securities, or of the underlying common shares or American Depositary Receipts, resulting from such consolidation or merger, and the Company has obtained and delivered to the Trustee an opinion of tax counsel experienced in such matters to that effect; and (H) such entity agrees in a supplemental indenture that, in the event that any cash dividends on such common shares (or securities equivalent thereto) or American Depositary Receipts paid to U.S. Persons are subject to tax withholding, such entity will also pay, to such U.S. Persons, an amount in cash such that the net cash amount received by such Persons would be equal to the amount of cash such Persons would have received on account of such dividend if no such tax withholding applied.

            13.      Amendments, Supplements and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the outstanding Securities, and certain existing Defaults or Events of Default may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. In accordance with the terms of the Indenture, the Company, with the consent of the Trustee, may amend or supplement the Indenture or the Securities without notice to or the consent of any Securityholder: (i) to comply with Sections Error! Reference source not found. and Error! Reference source not found. of the Indenture; (ii) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Securities provided, however, that (a) compliance with the Indenture as so amended would not result in Securities being transferred in violation of the Securities Act or any other applicable securities law and (b) no such amendment materially and adversely affects the rights of any Holder; (iii) to evidence and provide the acceptance to the appointment of a successor Trustee under the Indenture; (iv) to secure the obligations of the Company or any other obligor under the Indenture in respect of the Securities; (v) to add to the covenants of the Company described in the Indenture for the benefit of Securityholders or to surrender any right or power conferred upon the Company; (vi) to make provisions with respect to adjustments to the Conversion Rate as required by the Indenture or to increase the Conversion Rate in accordance with the Indenture; (vii) to add guarantees or additional obligors with respect to the Securities; (viii) to add any additional Events of Default; (ix) to comply with the requirements of the Canadian securities regulatory authority, the SEC, the NYSE MKT, the TSX or any applicable securities depository or stock exchange or market on which Common Shares may be listed or admitted for trading, provided that no such amendment or supplement materially and adversely affects rights of any Holder; (x) to provide that the Securities are convertible into Reference Property (subject to the provisions described under Section Error! Reference source not found. of the Indenture) as described under Section Error! Reference source not found. of the Indenture and make related changes to the terms of the Securities; (xi) to provide for the issuance of Additional Securities in accordance with the limitations set forth in the Indenture; or (xii) to make any change that does not adversely affect the rights of any Holder of the Securities in any material respect. In addition, the Company and the Trustee may enter into a supplemental indenture without the consent of Holders of the Securities to cure any ambiguity, defect, omission or inconsistency in the Indenture in a manner that does not, individually or in the aggregate with all other modifications made or to be made to the Indenture, adversely affect the rights of any Holder.

            14.      Defaults and Remedies. If an Event of Default (excluding an Event of Default specified in Section Error! Reference source not found. or Error! Reference source not found. of the Indenture) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least twenty five percent (25%) in principal amount of the Securities then outstanding by notice to the Company and the Trustee may declare the Securities to be due and payable. Upon such declaration, the principal of, and any premium and accrued and unpaid interest on, all Securities shall be due and payable immediately. If an Event of Default specified in Section Error! Reference source not found. or Error! Reference source not found. of the Indenture with respect to the Company, a Significant Subsidiary of the Company or any group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of the Company occurs, the principal of, and any premium and accrued and unpaid interest on, all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of the Securities then outstanding by written notice to the Trustee may rescind or annul an acceleration and its consequences if (A) the rescission would not conflict with any order or decree, (B) all existing Events of Default, except the nonpayment of principal or interest that has become due solely because of the acceleration, have been cured or waived and (C) all amounts due to the Trustee under Section Error! Reference source not found. of the Indenture have been paid.

                       Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Securities. The Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability unless the Trustee is offered indemnity reasonably satisfactory to it; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

                       If a Default or Event of Default occurs and is continuing as to which the Trustee has received notice pursuant to the provisions of the Indenture, or as to which a Responsible Officer of the Trustee shall have actual knowledge in accordance with the Indenture, the Trustee shall give to each Holder a notice of the Default or Event of Default within thirty (30) days after it occurs unless such Default or Event of Default has been cured or waived. Except in the case of a Default or Event of Default in payment of any amounts due with respect to any Security, the Trustee may withhold the notice if, and so long as it in good faith determines that, withholding the notice is in the best interests of Holders. The Company must deliver to the Trustee an annual compliance certificate.

            15.      Trustee Dealings with the Company. The Trustee under the Indenture, or any banking institution serving as successor Trustee thereunder, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for, the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

            16.      No Recourse Against Others. No past, present or future director, officer, employee or shareholder, as such, of the Company shall have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Security, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

            17.      Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.

            18.      Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

                       THE COMPANY WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO:

Platinum Group Metals Ltd.
Attention: Corporate Secretary
788 - 550 Burrard Street
Vancouver, British Columbia
Canada V6C 2B5

[FORM OF ASSIGNMENT]

I or we assign to

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER

(please print or type name and address)

the within Security and all rights thereunder, and hereby irrevocably constitute and appoint

Attorney to transfer the Security on the books of the Company with full power of substitution in the premises

Dated:______________________________________

NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.

Signature Guarantee: ____________________________________________________________________________

                          In connection with any transfer of this Security occurring prior to the date of the declaration by the Securities and Exchange Commission of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Security (which effectiveness shall not have been suspended or terminated at the date of the transfer) the undersigned confirms that it has not utilized any general solicitation or general advertising (as defined in Regulation D under the Securities Act) or made any directed selling efforts (as defined in Regulation S under the Securities Act) in connection with the transfer:

[Check One]

(1) _______	to the Company or any subsidiary thereof; or

(2) _______	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3) _______	outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(4) _______	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(5) _______	pursuant to an effective registration statement under the Securities Act; or

(6) _______	pursuant to another available exemption from registration under the Securities Act.

and unless the box below is checked, the undersigned confirms that such Security is not being transferred to an “affiliate” of the Company as defined in Rule 144 under the Securities Act (an “Affiliate”):

[ ]

The transferee is an Affiliate of the Company. (If the Security is transferred to an Affiliate, the Private Placement Legend must remain on the Security for one year following the date of the transfer).

                       Unless one of the items is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if items (3), (4) or (6) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Securities, in their sole discretion, such written legal opinions, certifications and other information as required by the Indenture to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

                            If none of the foregoing items is checked, the Trustee or Registrar shall not be obligated to register this Security in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth in Section Error! Reference source not found. of the Indenture shall have been satisfied.

Dated: __________________________________________	Signed: __________________________________________

(Sign exactly as name appears on the other side
of this Security)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A. The undersigned acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A, and that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: __________________________________________	Signed: __________________________________________

NOTICE: To be executed by an executive officer of Purchaser

CONVERSION NOTICE

Reference is made to the 6 7/8% Convertible Senior Subordinated Notes due 2022 (the “Security”) issued to the undersigned by Platinum Group Metals Ltd. (the “Company”). In accordance with and pursuant to the Security, the undersigned hereby elects to convert the amount of the Security indicated below into Common Shares of the Company.

[ ]

By checking this box you confirm that the delivery of Common Shares of the Company to you upon conversion of this Security is not prohibited by Section Error! Reference source not found. of the Indenture.

If you leave this section blank, you will be deemed to have elected to convert the full principal face amount of your Security. To convert only part of this Security, state the principal amount to be converted (must be in multiples of $1,000): $ ________________

[CUSIP: ________________________]

Dated: __________________________________________	Signature(s): __________________________________________

(Sign exactly as name appears on the other side of this
Security)

Account Number (if electronic book entry transfer):	Transaction Code Number (if electronic book entry transfer):

__________________________________________	__________________________________________

Payment details (address and/or wire instructions) in respect of cash payments, if applicable:

Email: _______________________________	Facsimile number: ____________________________

PURCHASE NOTICE

Certificate No. of Security: ____________________	[CUSIP: _____________________]

If you want to elect to have this Security purchased by the Company pursuant to Section Error! Reference source not found. of the Indenture, check the box: [   ]

If you want to elect to have only part of this Security purchased by the Company pursuant to Section Error! Reference source not found. of the Indenture, as applicable, state the principal amount to be so purchased by the Company:

$ __________________________________
(in an integral multiple of $1,000)

Dated: __________________________________________	Signature(s): __________________________________________

(Sign exactly as name appears on the other side of this
Security)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor
institution participating in the Securities Transfer Agents
Medallion Program or in such other guarantee program
acceptable to the Trustee.)

NOTICE OF ELECTION UPON TAX REDEMPTION

Certificate No. of Security: ________________________	[CUSIP:______________________ ]

If you elect not to have this Security redeemed by the Company, check the box: [ ] If you elect to have only part of this Security redeemed by the Company pursuant to Section Error! Reference source not found. of the Indenture, state the principal amount to be so purchased by the Company:

$ __________________________________
(in an integral multiple of $1,000)

Dated: __________________________________________	Signature(s): __________________________________________

(Sign exactly as name appears on the other side of this
Security)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor
institution participating in the Securities Transfer Agents
Medallion Program or in such other guarantee program
acceptable to the Trustee.)

SCHEDULE A

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL SECURITY1

The following increases and decreases of a part of this Global Security for an interest in another Global Security or for Physical Securities, have been made:

Principal amount
	Amount of	Amount of	of this Global	Signature
	decrease in	Increase in	Security	authorized
	Principal amount	Principal amount	following such	signatory
Date of Increase	of this Global	of this Global	decrease or	Trustee or
or Decrease	Security	Security	increase	Custodian

_______________________________________
1        This is included in Global Security only.